As filed with the Securities and Exchange Commission on August 8, 2003.

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ANTHONY AND SYLVAN POOLS CORPORATION

(Exact name of issuer as specified in its charter)

Ohio	31-1522456
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

6690 Beta Drive, Suite 300
Mayfield Village, Ohio	44143
(Address of Principal Executive Offices)	(Zip Code)

Anthony & Sylvan Pools Corporation

1999 Long-Term Incentive Plan

Anthony & Sylvan Pools Corporation

2001 Long-Term Incentive Plan

(Full title of the plans)

Martin J. Degnan

Vice President, General Counsel, and Secretary

6690 Beta Drive, Suite 300

Mayfield Village, Ohio 44143

(Name and address of agent for service)

(440) 720-3301

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee (1)

Common Stock $0.00 par value	1,471,420	$2.60	$3,825,692	$309.50

(1)	Based on the average of high and low prices of shares of the Common Stock in the NASDAQ National Market System on August 6, 2003, determined in accordance with Rule 457(c) under the Securities Act, as permitted by Rule 457(h)(1) of the Securities Act, solely for purposes of determining the amount of the registration fee.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

Anthony & Sylvan Pools Corporation (the “Registrant”) incorporates by reference into this registration statement the following documents:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002 filed March 28, 2003 pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003;

(c)	The description of the Registrant’s Common Stock, without par value, contained in the Registrant’s Form 8-A Registration Statement filed August 10, 1999 under Section 12 of the Exchange Act.

All documents subsequently filed by the Registrant, its 1999 Long-Term Incentive Plan or its 2001 Long-Term Incentive Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold, or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Item 4.    Description of Securities

Not applicable.

Item 5.    Interests of Named Experts and Counsel

Ms. Mary Ann Jorgenson, a current Director of the Registrant, is a partner in the law firm of Squire, Sanders & Dempsey L.L.P. The Registrant retains the services of this firm for various matters.

Item 6.    Indemnification of Directors and Officers

With the exception of a lawsuit brought by the Registrant or in its right, Ohio law permits indemnification of these individuals in these matters provided that they have acted in good faith, in a manner reasonably believed to be in or not opposed to the Registrant’s best interests and, with respect to any criminal action or proceeding, had no reason to believe their conduct was illegal. In the case of a lawsuit brought by the Registrant or in its right, Ohio law, subject to certain exceptions, permits indemnification of these individuals against expenses, including attorneys’ fees, actually and reasonably incurred by them in connection with the settlement or defense of the lawsuit provided that they have acted in good faith and in a manner reasonably believed to be in or not opposed to the Registrant’s best interests. One exception to this principal applies when the directors or officers are determined to be liable for negligence or misconduct in the performance of their duty to the Registrant. In this case, the Registrant is not permitted to indemnify the directors and officers, unless a court determines that the person is fairly and reasonably entitled to indemnity for such expenses and believes the expenses are appropriate.

In accordance with Ohio Law, Section 33 of the Registrant’s Amended and Restated Regulations contains a provision indemnifying officers and directors against expenses actually or reasonably incurred by him or her by reason of the fact that he or she was an officer or director in connection with any threatened, pending, or completed action, suit or proceeding. Section 33 of the Registrant’s Amended and Restated Regulations also provides for indemnification of the Registrant’s officers and directors to the fullest extent permitted by applicable law.

The Registrant maintains insurance policies that insure the Registrant’s directors and officers against certain liabilities that might be incurred by reason of their positions as directors and officers.

Item 7.    Exemption from Registration Claimed

Not applicable.

Item 8.    Exhibits

Exhibit

(4)(a)	Articles of Incorporation and Amended and Restated Regulations defining the rights of holders of common shares. (Filed as Exhibits 3.1 and 3.2 on the Form 10-K for the year ended December 31, 2000 and incorporated herein by reference).

(4)(b)	1999 Long-Term Incentive Plan (filed as Exhibit 10.1 on the Form S-4 for the year ended December 31, 1999 and incorporated herein by reference).

(4)(c)	2001 Long-Term Incentive Plan (filed as Appendix B to the Registrant’s Proxy Statement for the 2001 Annual Meeting of Stockholders and incorporated herein by reference).

(5)	Opinion of Squire, Sanders & Dempsey L.L.P. as to the legality of the securities registered.

(23)(a)	Consent of KPMG LLP.

(23)(b)	Consent of Deloitte & Touche LLP.

(23)(c)	Consent of Squire, Sanders & Dempsey L.L.P. (contained in Exhibit 5).

(24)	Powers of Attorney.

Item 9.    Undertakings

(a)	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that subsections (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)	The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of its annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mayfield Village, State of Ohio, on the 8th day of August, 2003.

ANTHONY & SYLVAN POOLS CORPORATION

/s/ Stuart D. Neidus

Stuart D. Neidus

Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Stuart D. Neidus * Stuart D. Neidus	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	August 8, 2003

/s/ William J. Evanson * William J. Evanson	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 8, 2003

/s/ Roger D. Blackwell *	Director	August 8, 2003
Roger D. Blackwell

/s/ Mary Ann Jorgenson *	Director	August 8, 2003
Mary Ann Jorgenson

/s/ Thomas B. Waldin *	Director	August 8, 2003
Thomas B. Waldin

* Martin J. Degnan, the undersigned attorney-in-fact, by signing his name hereto, does hereby sign and execute this Registration Statement on behalf of the above-indicated directors and officers pursuant to a power of attorney filed with the Securities and Exchange Commission.

August 8, 2003                                                                                                                       By: /s/ Martin J. Degnan

EXHIBIT INDEX

Exhibit Number	Description

(4)(a)	Articles of Incorporation and Regulations. (Reference is made to Exhibits 3.1 and 3.2 on the form 10-K for the year ended December 31, 2000 and incorporated herein by reference).

(4)(b)	1999 Long-Term Incentive Plan (filed as Exhibit 10.1 on the form S-4 for the year ended December 31, 1999 and incorporated herein by reference).

(4)(c)	2001 Long-Term Incentive Plan (filed as Appendix B to the Registrant’s Proxy Statement for the 2001 Annual Meeting of Stockholders and incorporated herein by reference).

(5)	Opinion of Squire, Sanders & Dempsey L.L.P. as to the legality of the securities registered.

(23)(a)	Consent of KPMG LLP.

(23)(b)	Consent of Deloitte & Touche LLP.

(23)(c)	Consent of Squire, Sanders & Dempsey L.L.P. (contained in Exhibit 5).

(24)	Powers of Attorney.